Exhibit 99.1

Vail Resorts Contacts:
Investor Relations: Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2017 First Quarter Results, Early Ski Season Indicators and Provides Updated Fiscal 2017 Outlook including Whistler Blackcomb
BROOMFIELD, Colo. - December 9, 2016 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the first quarter of fiscal 2017 ended October 31, 2016, provided certain early ski season indicators and updated its fiscal 2017 guidance including expected results from Whistler Blackcomb Holdings Inc. (“Whistler Blackcomb”).
Highlights

•
Net loss attributable to Vail Resorts, Inc. was $62.6 million for the first fiscal quarter of 2017 compared to a net loss attributable to Vail Resorts, Inc. of $59.6 million in the same period in the prior year.

•
Resort Reported EBITDA loss was $53.3 million for the first fiscal quarter of 2017, which includes $2.6 million of Resort Reported EBITDA loss related to Whistler Blackcomb operations and $2.8 million of transaction and integration costs, compared to a loss of $46.5 million in the same period in the prior year.

•
Season pass sales, excluding the Epic Australia Pass and Whistler Blackcomb season passes, through December 4, 2016 for the 2016/2017 ski season were up approximately 16% in units and approximately 20% in sales dollars versus the comparable period in the prior year.

•
The Company increased its overall fiscal 2017 guidance range and is now expecting Resort Reported EBITDA to be between $567 million and $597 million, including estimated operating results from Whistler Blackcomb as well as approximately $8 million of related transaction and integration costs. The Company reiterated its guidance for fiscal 2017, excluding the results of Whistler Blackcomb.

Commenting on the Company’s fiscal 2017 first quarter results, Rob Katz, Chief Executive Officer, said, “Our first fiscal quarter historically operates at a loss given that our North American mountain resorts are not open for ski operations during the period. The quarter's results are primarily driven by our summer activities, dining, retail/rental and lodging operations, administrative expenses and winter operating results from Perisher. We were pleased with our results in the quarter, with strong summer visitation at our U.S. mountain resorts driving increased revenue and profitability with the official launch of Epic Discovery at Vail and Heavenly and continued strong summer results at Breckenridge and Park City. Additionally, we had strong results at Perisher where visitation was steady compared to the prior year and growth was driven by yield improvements across the business. Our lodging results for the first fiscal quarter were very encouraging with the average daily rate increasing 8.9% compared to the prior year. In particular, our properties in Colorado benefited from increased visitation to our resort communities and Grand Teton

Lodge Company benefited from increased park visitation. The Whistler Blackcomb transaction closed on October 17, 2016 and resulted in a $5.4 million Resort Reported EBITDA loss for the quarter, including a $2.6 million EBITDA loss from off-season operations and we incurred $2.8 million of transaction and integration related expenses during the quarter.”
Regarding Real Estate, Katz said, “As previously noted, we closed on the sale of a land parcel at the base of Peak 8 in Breckenridge for $9.3 million during the first fiscal quarter, which contributed $6.5 million to Real Estate Reported EBITDA. Real Estate Reported EBITDA was $5.1 million for the first fiscal quarter, as compared to $1.2 million in the same period the prior year. For the quarter, Net Real Estate Cash Flow totaled $6.6 million.”
Katz continued, “Our balance sheet at quarter end and after completing the Whistler Blackcomb acquisition remains very strong. We ended the quarter with $106.8 million of cash on hand and $1.3 billion of Net Debt. To fund the cash portion of the acquisition, we expanded our existing term loan facility by $509.4 million to $750.0 million and extended the maturity date of the facility to October 2021. Additionally, we assumed Whistler Blackcomb’s existing Canadian Dollar denominated revolver totaling C$300.0 million, of which approximately C$190.5 million (US$142.1 million) was outstanding as of October 31, 2016, and extended the maturity date of the facility to November 2021. Our Net Debt was 2.9 times trailing twelve months Total Reported EBITDA at October 31, 2016, though it is important to note that this ratio only includes Whistler Blackcomb’s results for the two week period between closing and quarter end.”
Commenting on the Company’s upcoming season, Katz said, “We closed on the acquisition of Whistler Blackcomb in October and are thrilled about this transformative addition to Vail Resorts. We are looking forward to the full integration of the resort into our network over the coming year and offering access to Whistler and our other resorts to pass holders for the 2017/18 ski season. In addition, we are excited for our Chicago area skiers to experience the transformed Wilmot Mountain which opens next week with new base area facilities and dramatically improved on mountain infrastructure. Our guests at Vail Mountain will have the opportunity to experience the enhanced lift service in the legendary Back Bowls with the new Sun Up chair and guests at Breckenridge will be able to enjoy our new restaurant at the top of Peak 7, providing additional dining capacity serving the Peak 6 terrain.”
Moving on to early ski season indicators, Katz said, “Our sales of season passes continue to deliver outstanding results. As we approach the end of our selling period, season pass sales are up approximately 16% in units and approximately 20% in sales dollars through December 4, 2016 compared to the prior year period ending December 6, 2015 (excluding the Epic Australia Pass and Whistler Blackcomb pass sales in both periods). This year, we have continued to drive significant growth in our destination markets which represent nearly three quarters of our sales increase and now represent approximately 48% of our total pass holders. In Chicago, one of our most important destination markets, we have seen pass sales growth that is well ahead of other U.S. destination markets due to our acquisition of Wilmot Mountain and subsequent transformational investment at the resort. Additionally, we have seen continued growth in Colorado and benefited from a strong rebound in Northern California. We are very pleased with the sales of season pass and frequency card products at Whistler Blackcomb, which are trending well ahead of the prior year. We expect our total season pass holders will exceed 650,000, including Whistler Blackcomb products and the Epic Australia Pass, representing an incredible group of highly loyal and passionate guests.”
Katz continued, “Lodging bookings for the rest of the season are trending slightly ahead of last year at our U.S. resorts. Based on historical averages, less than 50% of the bookings for the winter season have been made by this time. While November was a fairly warm month for our U.S. resorts, colder temperatures and snowfall returned during Thanksgiving and all of our destination resorts are now offering a terrific early season experience. At Whistler Blackcomb, lodging bookings are trending well ahead of last year, with the resort benefiting from strong momentum from last season, outstanding early season conditions and an attractive Canadian dollar exchange rate relative to the U.S. Dollar.”
Operating Results
A complete Management’s Discussion and Analysis of Financial Condition and Results of Operations can be found in the Company’s Form 10-Q for the first fiscal quarter ended October 31, 2016 filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment

•	Mountain segment net revenue increased $9.8 million, or 9.7%, to $110.8 million for the three months ended October 31, 2016 as compared to the same period in the prior year.

•
Mountain Reported EBITDA loss was $56.7 million for the three months ended October 31, 2016 which represents an incremental loss of $7.3 million, or 14.7%, including approximately $5.4 million of Reported EBITDA loss resulting from the acquisition of Whistler Blackcomb as compared to the Mountain Reported EBITDA loss for same period in prior year.

Lodging Segment

•	Lodging segment net revenue (excluding payroll cost reimbursements) for the three months ended October 31, 2016 increased $2.7 million, or 4.4%, as compared to the same period in the prior year.

•	Lodging Reported EBITDA increased $0.5 million, or 16.6%, to $3.3 million for the three months ended October 31, 2016 as compared to the same period in the prior year.

Resort - Combination of Mountain and Lodging Segments

•	Resort net revenue increased $13.0 million, or 7.8%, to $178.2 million for the three months ended October 31, 2016 as compared to the same period in the prior year.

•
Resort Reported EBITDA loss was $53.3 million for the first fiscal quarter of 2017 including approximately $5.4 million of Reported EBITDA loss resulting from the acquisition of Whistler Blackcomb. This compares to a Resort Reported EBITDA loss of $46.5 million in the same period in the prior year.

Real Estate Segment

•
Real Estate segment net revenue for the three months ended October 31, 2016 decreased $9.3 million compared to the same period in the prior year as a result of there being no condominium unit sales during the quarter.

•	Net Real Estate Cash Flow was $6.6 million for the three months ended October 31, 2016, a decrease of $3.4 million from the same period in the prior year.

•
Real Estate Reported EBITDA increased by $3.9 million, or 335.4%, to $5.1 million for the three months ended October 31, 2016 as compared to the same period in the prior year, and included a gain on sale of real property of $6.5 million for a land parcel at the base of Peak 8 in Breckenridge which sold for $9.3 million.

Total Performance

•	Total net revenue increased $3.7 million, or 2.1%, to $178.3 million for the three months ended October 31, 2016 as compared to the same period in the prior year.

•
Net loss attributable to Vail Resorts, Inc. was $62.6 million, or a loss of $1.70 per diluted share, for the first quarter of fiscal 2017 compared to a net loss attributable to Vail Resorts, Inc. of $59.6 million, or a loss of $1.63 per diluted share, in the first quarter of the prior year.

Return of Capital
The Company declared a quarterly cash dividend of $0.81 per share of Vail Resorts common stock that will be payable on January 12, 2017 to shareholders of record on December 28, 2016. Additionally, a Canadian dollar equivalent dividend on the exchangeable shares of Whistler Blackcomb Holdings Inc. will be payable on January 12, 2017 to shareholders of record on December 28, 2016. The exchangeable shares were issued to certain Canadian persons in connection with our acquisition of Whistler Blackcomb Holdings Inc.

Outlook
Commenting on guidance for fiscal 2017, Katz said, “While November results at our U.S. resorts were below expectations, they represent a relatively small portion of our revenue for the ski season and based on improved conditions during December we are reiterating our guidance for fiscal 2017, excluding the results and impact of Whistler Blackcomb. Including the results and impact of Whistler Blackcomb, we now estimate Resort Reported EBITDA for fiscal 2017 will be between $567 million and $597 million. Our updated estimate for fiscal 2017 Resort Reported EBITDA incorporates $87 million of estimated incremental Resort Reported EBITDA from the impact of the Whistler Blackcomb transaction. This assumes full year Whistler Blackcomb Resort EBITDA of $91 million (C$121 million), with $95 million (C$126 million) estimated from October 17, 2016 (the date of closing of the transaction) through the remainder of fiscal 2017. This also assumes $8 million of estimated transaction and integration related costs in fiscal 2017. The expectations for Whistler Blackcomb’s full year operating results are in line with the resort’s performance in fiscal 2016. We now expect Resort EBITDA Margin to be approximately 30.5% in fiscal 2017, using the midpoint of the guidance range. All of these estimates are predicated on an exchange rate of $0.75 between the Canadian Dollar and U.S. Dollar, related to the operations of Whistler Blackcomb in Canada and an exchange rate of $0.77 between the Australian Dollar and U.S. Dollar, related to the operations of Perisher in Australia. These estimates are also predicated on normal conditions at our resorts and a continuation of the current economic environment.
Regarding calendar year 2017 capital expenditures, Katz said, "We remain committed to reinvesting in our resorts, creating an experience of a lifetime for our guests and generating strong returns for our shareholders. While we will announce our complete capital plan for calendar year 2017 in March 2017, we are pleased to announce several signature projects that we intend to construct in 2017 for the 2017/2018 ski season. At Vail Mountain, we will continue to improve lift capacity at one of the resort’s busiest chairlifts by upgrading the Northwoods high speed four person chair (#11) with a new high speed six person chairlift. At Breckenridge, we will be upgrading the Peak 10 Falcon Chair from a four person high speed chair to a six person high speed chair, allowing more guests to experience some of the best intermediate and advanced terrain on the mountain. At Keystone, we will be investing significant capital to continue to enhance the experience at this outstanding family focused resort. We will be upgrading the four person Montezuma chair to a six person high speed chair to improve circulation on the front side of the mountain, and we will be renovating and expanding Labonte’s restaurant by 150 indoor seats to increase mountain dining capacity at the fourth most visited resort in the U.S. All of these projects are subject to regulatory approval.
Consistent with our long-term capital guidance, we expect our calendar year 2017 capital plan will total approximately $103 million, excluding investments in summer activities and Whistler Blackcomb. Including Whistler Blackcomb, we will be increasing our long-term capital guidance by approximately C$25 million (US$19 million), excluding certain non-mountain components of the Renaissance project (such as the Watershed) and any integration capital associated with the transaction. We will be providing further detail on our calendar year 2017 capital plan, including expected summer investments and integration capital associated with Whistler Blackcomb, in March 2017."

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2017, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2017.

	Fiscal 2017 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2017 (5)
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$541,000	$561,000
Lodging Reported EBITDA (2)	26,000	36,000
Resort Reported EBITDA (3)	567,000	597,000
Real Estate Reported EBITDA	2,000	8,000
Total Reported EBITDA	569,000	605,000
Depreciation and amortization	(193,000)	(187,000)
Loss on disposal of fixed assets and other, net	(2,200)	(1,000)
Change in fair value of contingent consideration (4)	—	—
Investment income and other, net	5,000	5,400
Interest expense	(56,000)	(52,000)
Income before provision for income taxes	322,800	370,400
Provision for income taxes	(114,800)	(131,400)
Net income	$208,000	$239,000
Net income attributable to noncontrolling interests	(21,000)	(19,000)
Net income attributable to Vail Resorts, Inc.	$187,000	$220,000

(1) Mountain Reported EBITDA includes approximately $16 million of stock-based compensation.
(2) Lodging Reported EBITDA includes approximately $3 million of stock-based compensation.
(3) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(4) Our guidance excludes any change in the fair value of contingent consideration which is based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material.

(5) Guidance estimates are predicated on an exchange rate of $0.75 between the Canadian Dollar and U.S. Dollar, related to the operations of Whistler Blackcomb in Canada and an exchange rate of $0.77 between the Australian Dollar and U.S. Dollar, related to the operations of Perisher in Australia.

Earnings Conference Call
The Company will conduct a conference call today at 11:30 a.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (877) 795-3649 (U.S. and Canada) or (719) 325-4940 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through December 23, 2016, at 12:30 p.m. eastern time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 2209767. The conference call will also be archived at www.vailresorts.com.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. Vail Resorts’ subsidiaries operate 10 world-class mountain resorts and three urban ski areas, including Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Perisher in New South Wales, Australia; Wilmot Mountain in Wisconsin; Afton Alps in Minnesota and Mt. Brighton in Michigan. The Company owns and/or manages a collection of casually elegant hotels under the RockResort brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements, including our expectations regarding total season pass holders and our fiscal 2017 performance, including Resort Reported EBITDA, estimated incremental Resort Reported EBITDA from Whistler Blackcomb, Resort EBITDA margin, Real Estate Reported EBITDA and net income attributable to Vail Resorts, Inc.as well as the calendar year 2017 capital expenditures and plan, including ongoing annual mountain capital for Whistler Blackcomb. These statements are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, the cost and availability of travel options and changing consumer preferences; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to a disruption in our water supply that would impact our snowmaking capabilities; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; our ability to successfully integrate acquired businesses or that acquired businesses may fail to perform in accordance with expectations, including Whistler Blackcomb or future acquisitions; our ability to realize anticipated financial benefits from Park City; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, with respect to acquired businesses; risks associated with international operations;

fluctuations in foreign currency exchange rates, particularly the Canadian dollar and Australian dollar; changes in accounting estimates and judgments, accounting principles, policies or guidelines; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2016, which was filed on September 26, 2016 and the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2016, which was filed today.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies.
Reported EBITDA has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended October 31,
	2016	2015
Net revenue:
Mountain	$110,767	$100,933
Lodging	67,402	64,286
Real estate	96	9,348
Total net revenue	178,265	174,567
Segment operating expense:
Mountain	168,253	151,158
Lodging	64,080	61,437
Real estate	1,485	9,341
Total segment operating expense	233,818	221,936
Other operating (expense) income:
Depreciation and amortization	(40,581)	(38,700)
Gain on sale of real property	6,466	1,159
Change in fair value of contingent consideration	(300)	—
Loss on disposal of fixed assets and other, net	(550)	(1,779)
Loss from operations	(90,518)	(86,689)
Mountain equity investment income, net	832	842
Investment income and other, net	4,523	198
Interest expense	(11,964)	(10,595)
Loss before benefit from income taxes	(97,127)	(96,244)
Benefit from income taxes	33,509	36,574
Net loss	$(63,618)	$(59,670)
Net loss attributable to noncontrolling interests	1,031	83
Net loss attributable to Vail Resorts, Inc.	$(62,587)	$(59,587)
Per share amounts:
Basic net loss per share attributable to Vail Resorts, Inc.	$(1.70)	$(1.63)
Diluted net loss per share attributable to Vail Resorts, Inc.	$(1.70)	$(1.63)
Cash dividends declared per share	$0.81	$0.6225
Weighted average shares outstanding:
Basic	36,834	36,471
Diluted	36,834	36,471
Other Data:
Mountain Reported EBITDA	$(56,654)	$(49,383)
Lodging Reported EBITDA	3,322	2,849
Resort Reported EBITDA	(53,332)	(46,534)
Real Estate Reported EBITDA	5,077	1,166
Total Reported EBITDA	$(48,255)	$(45,368)
Mountain stock-based compensation	$3,856	$3,380
Lodging stock-based compensation	789	747
Resort stock-based compensation	4,645	4,127
Real Estate stock-based compensation	(68)	(37)
Total stock-based compensation	$4,577	$4,090

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except Effective Ticket Price (“ETP”))
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2016	2015	(Decrease)
Net Mountain revenue:
Lift	$21,426	$20,153	6.3%
Ski school	3,851	3,384	13.8%
Dining	13,368	12,355	8.2%
Retail/rental	36,479	32,389	12.6%
Other	35,643	32,652	9.2%
Total Mountain net revenue	110,767	100,933	9.7%
Mountain operating expense:
Labor and labor-related benefits	$57,682	$51,799	11.4%
Retail cost of sales	18,404	16,479	11.7%
General and administrative	41,984	38,599	8.8%
Other	50,183	44,281	13.3%
Total Mountain operating expense	168,253	151,158	11.3%
Mountain equity investment income, net	832	842	(1.2)%
Mountain Reported EBITDA	$(56,654)	$(49,383)	(14.7)%

Total skier visits	429	435	(1.4)%
ETP	$49.94	$46.33	7.8%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2016	2015	(Decrease)
Lodging net revenue:
Owned hotel rooms	$18,063	$17,306	4.4%
Managed condominium rooms	8,521	8,247	3.3%
Dining	15,337	15,041	2.0%
Transportation	2,473	2,320	6.6%
Golf	8,513	8,247	3.2%
Other	11,418	10,425	9.5%
	64,325	61,586	4.4%
Payroll cost reimbursements	3,077	2,700	14.0%
Total Lodging net revenue	67,402	64,286	4.8%
Lodging operating expense:
Labor and labor-related benefits	29,877	28,695	4.1%
General and administrative	8,764	7,969	10.0%
Other	22,362	22,073	1.3%
	61,003	58,737	3.9%
Reimbursed payroll costs	3,077	2,700	14.0%
Total Lodging operating expense	64,080	61,437	4.3%
Lodging Reported EBITDA	$3,322	$2,849	16.6%

Owned hotel statistics:
ADR	$214.83	$199.41	7.7%
RevPAR	$144.12	$133.14	8.2%
Managed condominium statistics:
ADR	$196.78	$177.76	10.7%
RevPAR	$47.95	$43.92	9.2%
Owned hotel and managed condominium statistics (combined):
ADR	$207.34	$190.35	8.9%
RevPAR	$80.53	$74.20	8.5%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of October 31,
	2016	2015
Real estate held for sale and investment	$116,852	$120,769
Total Vail Resorts, Inc. stockholders’ equity	1,338,317	742,684
Long-term debt	1,371,779	814,797
Long-term debt due within one year	38,374	13,319
Total debt	1,410,153	828,116
Less: cash and cash equivalents	106,751	39,606
Net debt	$1,303,402	$788,510

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures
Presented below is a reconciliation of Reported EBITDA to net loss attributable to Vail Resorts, Inc. for the three months ended October 31, 2016 and 2015.

	(In thousands) (Unaudited)
	Three Months Ended October 31,
	2016	2015
Mountain Reported EBITDA	$(56,654)	$(49,383)
Lodging Reported EBITDA	3,322	2,849
Resort Reported EBITDA*	(53,332)	(46,534)
Real Estate Reported EBITDA	5,077	1,166
Total Reported EBITDA	(48,255)	(45,368)
Depreciation and amortization	(40,581)	(38,700)
Loss on disposal of fixed assets and other, net	(550)	(1,779)
Change in fair value of contingent consideration	(300)	—
Investment income and other, net	4,523	198
Interest expense	(11,964)	(10,595)
Loss before benefit from income taxes	(97,127)	(96,244)
Benefit from income taxes	33,509	36,574
Net loss	$(63,618)	$(59,670)
Net loss attributable to noncontrolling interests	1,031	83
Net loss attributable to Vail Resorts, Inc.	$(62,587)	$(59,587)

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended October 31, 2016.

(In thousands) (Unaudited)
Twelve Months Ended October 31, 2016
Mountain Reported EBITDA	$417,144
Lodging Reported EBITDA	28,642
Resort Reported EBITDA*	445,786
Real Estate Reported EBITDA	6,695
Total Reported EBITDA	452,481
Depreciation and amortization	(163,369)
Loss on disposal of fixed assets and other, net	(4,189)
Change in fair value of contingent consideration	(4,500)
Investment income and other, net	5,048
Interest expense	(43,735)
Income before provision for income taxes	241,736
Provision for income taxes	(96,230)
Net income	$145,506
Net loss attributable to noncontrolling interests	1,248
Net income attributable to Vail Resorts, Inc.	$146,754

* Resort represents the sum of Mountain and Lodging
`

The following table reconciles Net Debt to long-term debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended October 31, 2016.

	In thousands) (Unaudited) (As of October 31, 2016
Long-term debt	$1,371,779
Long-term debt due within one year	38,374
Total debt	1,410,153
Less: cash and cash equivalents	106,751
Net debt	$1,303,402
Net debt to Total Reported EBITDA	2.9	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three months ended October, 2016 and 2015.

	(In thousands) (Unaudited) Three Months Ended October 31,
	2016	2015
Real Estate Reported EBITDA	$5,077	$1,166
Non-cash real estate cost of sales	—	6,940
Non-cash real estate stock-based compensation	(68)	(37)
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	1,581	1,924
Net Real Estate Cash Flow	$6,590	$9,993

The following table reconciles Resort net revenue to Resort EBITDA Margin for fiscal 2017 guidance.

(In thousands) (Unaudited) Fiscal 2017 Guidance (2)
Resort net revenue (1)	$1,910,000
Resort Reported EBITDA (1)	$582,000
Resort EBITDA margin	30.5%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point range of Guidance